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[CROWN NORTHCORP LOGO]


   October 1, 1996
   Mr. Jay N.
   Rollins
   8901 Seneca
   Lane
   Bethesda, Maryland 20817

   Dear Jay:

   We are pleased that we have been able to reach a definitive understanding regarding your employment with Crown NorthCorp, Inc. ("Crown" or the "Company"). This letter will constitute our agreement ("Agreement") and the terms of your employment with Crown shall be as follows:

   1. Positions/Duties.
      -----------------

   During the term of this Agreement, you shall serve as Executive Vice President of Crown. You will also serve as the President of the Eastern Realty divison of the Company. You will serve on various Crown committees including the Credit Committee and the New Business Committee, of which you will be the chairman of the New Business Committee.

   2. Term
      ----
   This Agreement shall be for the term commencing with Crown's acquisition of Eastern Realty (anticipated to take place on or about October 1, 1996) and ending December 31, 1998. The period beginning with the date of closing and ending December, 1996 shall be referred to as the "Stub Year". This initial term ending December 31, 1998 may be extended, unless terminated earlier pursuant to this Agreement, by the mutual consent of the parties.

   3. Compensation.
      -------------
   The Company will compensate you for your services rendered as follows:

            (A) Base Compensation. You shall receive a base salary at the annual rate of One Hundred Twenty-Five Thousand Dollars ($125,000) (the "Base Salary") during the Initial Term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule. The Base Salary shall be reviewed annually, and may be adjusted to reflect merit or cost of living increases as deemed appropriate.

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(B)        Bonus Compensation
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           (2) STUB YEAR BONUS. The Stub Year will be defined as October 1, 1996 through December 31, 1996. You shall be eligible to be paid a bonus of $31,250 for your ability to achieve certain goals during the Stub Year. These goals will be attached as an Exhibit to this letter and will be jointly determined between you and I. We will meet to determine these goals prior to October 3 1, 1996.

           (3) ANNUAL INCENTIVE BONUS. During your tenure at Crown/NorthCorp you will be entitled to receive an annual incentive bonus of up to 100% of your base salary, presently $125,000. Your annual incentive bonus will begin after the Stub Year and will run from January 1 through December 31. The specifics of the bonus structure will be reset each year in an annual planning meeting with the Chairman, and will be attached as an Exhibit to this contract. This meeting will take place no later than February 15th of each year. That bonus opportunity shall have four components as follows:

           1. PERSONAL GOALS. A minimum of three and a maximum of five personal goals will be set each year by you and the Chairman. This category will represent 25% of your annual Incentive Bonus.

           2. EASTERN PERFORMANCE. For the next two years, a portion of your annual Incentive Bonus will be based upon actual financial results of Eastern Realty, compared to Eastern budgeted financial results. The budgeted results for Eastern will be those represented in the "Final Merger Pricing Model." It is understood that the pricing model expenses were based upon a liquidation of Eastern, therefore, it will be necessary to allocate the actual expenses between Eastern activities and Crown activities. You and I will meet every six months, beginning January 1, 1997, to compute expense allocations attributable to Eastern Realty activities. These allocations will be performed on a "look back" basis. After two years, a portion of your incentive compensation will be reallocated to another performance category mutually agreeable to you and the Chairman. This category will represent between 25% and 50% of your annual bonus compensation.


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                   3. CROWN NORTHCORP PERFORMANCE. A portion of your annual
                   incentive bonus will be based on the financial results of Crown NorthCorp as compared to Crown's budgeted financial results. This portion of your annual incentive bonus is based on the assumption that in your position as Executive Vice President of Crown, you will have direct impact and influence on corporate operations, including both existing and new business platforms. If your duties become such where you do not have direct influence and impact on corporate operations, this bonus portion will be revised to reflect more appropriate criteria (at the same compensation amounts) to reflect your role and responsibilities. This category will represent between 25% and 50% of your annual bonus compensation .


                   4.  NEW BUSINESS BONUS.
                   1 you shall also be entitled to a bonus based on new business origination. These bonuses will include, but are not limited to, the following:


                             (A) New Management Contracts.
                                 -------------------------

                             (B) New Contract/Portfolio Acquisitions.
                                 ------------------------------------

                             (C) New Single Asset Acquisitions.
                                 ------------------------------

    4.     Benefits.
           ---------

  Throughout the term of this Agreement, you shall be entitled to participate in and receive benefits under any program, plan, policy or arrangement made available by the Company presently or in the future to senior management at the same level and to the same degree as such benefits are made available to them. For purposes of this Section 4, the term "benefits" shall mean all benefits provided by the Company, including, without limitation, all medical and hospitalization insurance, life insurance, disability insurance, deferred compensation and/or retirement plans, profit sharing plans, automobile allowance, parking privileges, club memberships, travel and entertainment privileges, vacation and sick leave. Such benefits shall include, at a minimum, any and all benefits outlined in the Company Employee Handbook.

  Notwithstanding the above, as part of your compensation, the Company has agreed to provide you with the following benefits:

           (A) Company paid medical and hospitalization insurance for you and your dependents, at no charge to you; and

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                   (B) The Company has agreed to lease you a car at a monthly cost not to exceed $500.00 per month.

          5. STOCK WARRANTS. Within 30 days of your starting employment date, you shall receive a grant of stock warrants for 125,000 shares of Crown at $1.00 per share, vesting in equal amounts over three years. In the event Crown should be acquired by or merged into a non- publicly traded third party at any time subsequent to a date two years from the date hereof, the options described in this Paragraph 5, to the extent unvested, shall be deemed to be fully vested prior to such acquisition or merger. In the event Crown should be acquired by or merged into a publicly-traded third party prior to a date two years from the date hereof, any warrants not yet vested under this Paragraph 5 shall be terminated provided you are issued comparable warrants having an equivalent value and terms with the acquiring entity. Such new warrants shall be issued pursuant to any acquisition or merger agreement.

          6. PERFORMANCE BASED STOCK OPTIONS. The company is presently developing a senior management stock option plan. The purpose is to provide senior executives in the company with incentives through stock ownership. You will play an active role in establishing this program and once established, you will be immediately eligible. Your participation level in the stock option plan will be based on various factors, including salary, title, responsibility and tenure.

          7. CHANGE IN CONTROL. In the event at any time during the term of this letter agreement there is a change I control of Crown by merger, acquisition or otherwise such that Ronald Roark is no longer Chief Executive Officer and you are not retained in a position of equal or greater title, authority, responsibility, compensation and benefits of comparable or greater value, you may, at your option, within six months of such change in control, terminate your employment and in such event you shall be paid your base compensation as described in Paragraph 3 (A) for the balance of the Term of this Agreement.

          8. TENURE. As part of the merger, the Company will recognize your tenure at Eastern Realty as equal tenure in Crown.

          9.TERMINATION FOR CAUSE.

                   (A) Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate your employment for "Cause". For purposes of this Agreement, "Cause" shall mean only (i) your willful and continuing refusal to perform a material duty hereunder; (ii) your final, non appealable conviction for or plea of guilty to engaging in fraud or embezzlement against the Company; or (iii) your final, non appealable conviction for or plea of guilty to the commission of a felony.


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           (B) PROCEDURE FOR TERMINATION.

                   (1) The Company shall provide you with written notice of any intention to terminate your employment for Cause described in Section 8(A)(i) and you shall have a period of thirty
                   (30) days in which to cure such violation.

                   (2) The Company may terminate your employment hereunder immediately, and without notice or opportunity to cure, upon the occurrence of any event described in Section 8(A)(ii) and 8(A)(iii).

           (C) COMPENSATION UPON TERMINATION FOR CAUSE. In the event of any termination of your employment pursuant to this Section 8, the Company shall have no further obligations or liabilities hereunder after that date of such discharge, other than for payment of any unpaid Base Salary and Bonuses earned by you prior to the date of such discharge and the reimbursement of reasonable expenses incurred by you prior to the date of such discharge.

10. DEATH. In the event of your death during the term of your employment, the Company shall pay to your estate (i) any unpaid Base Salary and Bonuses earned by you prior to the date of death and (ii) all unreimbused expenses reasonably incurred by you prior to the date of death. Any unvested stock options described in Sections 5 and 6 shall vest immediately. Any unvested stock options described in Sections 5 and 6 shall vest immediately and be exercisable for five years following your death.

11. VOLUNTARY TERMINATION. You shall have the right to terminate your employment at any time upon sixty (60) days written notice to the Company. Upon your resignation or other voluntary termination, the Company shall have no further obligations or liabilities hereunder after the date of such termination, other than for payment of any unpaid Base Salary and Bonuses earned by you prior to the date of such termination.

12. TERMINATION WITHOUT CAUSE. Upon any termination of you by the Company without Cause, the Company shall (i) pay to you any unpaid Base Salary earned by you prior to the date of such termination, (ii) reimburse you for all reasonable expenses incurred by you prior to the date of such termination and (iii) for the longer of a period of twelve (12) months following the conclusion of the Agreement or the remainder of the Term, as applicable, continue to pay to you
(A) the Base Salary and all Bonuses to which you would have been entitled in accordance with the provisions of Section 3 and (B) continue to provide to you all medical, hospitalization, disability and life insurance benefits to which you were entitled immediately prior to such termination.


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13.      MISCELLANEOUS

           A. GOVERNING LAW. In the event of a dispute between you and the Company, such dispute shall be governed by and construed in accordance with the laws of the State of Delaware.

           B. ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party shall be entitled to recover from the other party upon final judgment on the merits reasonable attorneys' fees, including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

           C. NON-CIRCUMVENTION. For the term of this Agreement and for a period of six (6) months from the termination date of this Agreement, or until such earlier date as the Company may advise you in writing: (i) you shall not appropriate for yourself, any business opportunity which has been offered to the Company, or one for which the Company's funds, facilities, or personnel have been used in developing such business opportunity; (ii) where you, on behalf of the Company, enter into or initiate any discussions, communications or negotiations in connection with either existing or potential business opportunities and/or clients, you shall preserve and protect the Company's interests in such relationships; (iii) you shall promptly relay to the Company all information obtained from such discussions, communications or negotiations; and (iv) shall take no actions which would have the purpose or effect of denying the Company of any and all opportunities to participate in business, the nature of which the Company, in its normal course, generally competes.

           D. ENTIRE AGREEMENT. This letter Agreement constitutes our entire agreement with respect to the subject matter hereof, and to the extent of any conflict between the terms of this Agreement and any other agreement, this Agreement then shall control.

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     We are pleased to welcome you to the Crown NorthCorp organization.

                                                 Very truly yours,

                                                 CROWN NORTHCORP, INC.

                                                  By:  /s/
                                                    -----------------------
                                                     Ronald E. Roark
                                                     Chairman and CEO

Acknowledged and agreed this 1 day of October, 1996.

By:       /s/
  ------------------
   Jay N. Rollins

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